EXHIBIT 99.2
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                    SUBSIDIARIES OF PARENT HOLDING COMPANIES
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          The following are the respective "subsidiaries" of the individual reporting persons treated as "parent holding companies":

          BOAS, RUOCCO AND WHITMAN
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          Carl Marks Management Company, L.P., a registered investment adviser
 (902,600 shares).

          Carl Marks Offshore Management, Inc., an unregistered investment adviser holding less than 1% (0.9%) of the outstanding shares in accordance with Rule 13d-1(b)(ii)(G).

          WHITMAN
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          EQSF Advisers, Inc., a registered investment adviser, 362,100 shares
 (owned by Third Avenue Value Fund, Inc., a registered investment company).

          M.J. Whitman Advisers, Inc., a registered investment adviser, 326,500 shares.